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                 September 20, 2023

       Or Kles
       Chief Financial Officer
       My Size, Inc.
       4 Hayarden St.
       P.O.B. 1026, Airport City, 7010000
       Israel

                                                        Re: My Size, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed September 13,
2023
                                                            File No. 333-274493

       Dear Or Kles:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Mariam Mansaray, Staff Attorney, at 202-551-6356 or Matthew Derby,
       Legal Branch Chief, at 202-551-3334 with any other questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Gary Emmanuel, Esq.